Exhibit 2.1

AMENDED AND RESTATED

DEFINITIVE MERGER AGREEMENT

By and Among

DRUGS MADE IN AMERICA ACQUISITION CORP. (DMAA)

A Publicly Traded Special Purpose Acquisition Company

(the “Acquiror” or “DMAA”)

and

POWER ANALYTICS GLOBAL CORP (PAGC)

A Private AI and Analytics Company

(the “Target” or “PAGC”)

Dated as of September 8, 2026

amending and restating the Definitive Merger Agreement dated April 29, 2026, as amended

EXECUTION VERSION — SUBJECT TO APPROVAL OF THE BOARD OF DIRECTORS OF DMAA

CONFIDENTIAL — DMAA / PAGC AMENDED AND RESTATED DEFINITIVE MERGER AGREEMENT — BOARD COPY — 2026-09-06 —

RECITALS

THIS AMENDED AND RESTATED DEFINITIVE MERGER AGREEMENT (this “Agreement”), dated as of the date set forth on the signature page hereof (the “Agreement Date”), is entered into by and among:

(i)	DRUGS MADE IN AMERICA ACQUISITION CORP., a publicly traded blank check company organized and existing as an exempted company under the laws of the Cayman Islands (“DMAA”);

(ii)	POWER ANALYTICS GLOBAL CORP, a corporation organized and existing under the laws of the State of Delaware (“PAGC” or the “Target”), engaged in the business of artificial intelligence, advanced analytics, and quantum-resistant security solutions.

DMAA and PAGC are each a “Party” and together the “Parties”. A to-be-formed Delaware corporation that shall be formed as a wholly owned subsidiary of DMAA (“Merger Sub”) shall become a Party upon its execution of a joinder to this Agreement in accordance with Section 2.8, and references to the “Parties” thereafter include Merger Sub.

WHEREAS:

A.	The Parties (other than Merger Sub) entered into a Definitive Merger Agreement dated April 29, 2026 (the “Original Agreement”), which was amended by Amendment No. 1 dated April 30, 2026, Amendment No. 2 dated April 30, 2026 and Omnibus Amendment No. 3 dated July 14, 2026 (together with the Original Agreement, the “Existing Agreement”).

B.	Annex A to Omnibus Amendment No. 3 contained a form of contingent amendment providing, on a contingent-effectiveness basis, for the joinder of an additional target and for a combined equity value of US$3,000,000,000 allocated between PAGC and that additional target. That contingent amendment has not become effective and becomes void in accordance with its terms if the conditions to its effectiveness are not satisfied on or before September 30, 2026. The Parties do not intend to designate an additional target or to bring that amendment into effect, and no provision of this Agreement is to be construed by reference to it. For the avoidance of doubt, the combined equity value of US$3,000,000,000 referred to in that contingent amendment was expressed to apply to PAGC and an additional target taken together, allocated between them, and did not represent an agreed equity value for PAGC alone.

C.	PAGC has entered into a Letter of Intent dated July 23, 2026 with APQC Inc, a Delaware corporation (Delaware file number 10751399) (“APQC”), and Santosh Kumar, as amended by Amendment No. 1 thereto dated August 22, 2026 and by Amendment No. 2 thereto (pursuant to which APQC adopted and ratified the Letter of Intent and Amendment No. 1 as pre-incorporation contracts and the references therein to “PQC, Inc.” were corrected to APQC) (as so amended, the “APQC LOI”), providing for the acquisition by PAGC of one hundred percent (100%) of the issued and outstanding capital stock of APQC and of the UltraSolar intellectual property and related intellectual property described therein (the “APQC Acquisition”). The Parties intend that the APQC Acquisition be completed prior to the Closing, such that PAGC comes to the Merger inclusive of APQC as a single target.

CONFIDENTIAL — DMAA / PAGC AMENDED AND RESTATED DEFINITIVE MERGER AGREEMENT — BOARD COPY — 2026-09-06 —

D.	Prior to the Effective Time and subject to the conditions of this Agreement, DMAA shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”) to be followed by the merger of Merger Sub with and into PAGC, whereupon PAGC survives as a wholly-owned subsidiary of DMAA, and DMAA remains the surviving publicly traded parent company as a Delaware corporation.

E.	The Parties wish to amend and restate the Existing Agreement in its entirety, in order to (i) record the transaction as a single-target combination with PAGC inclusive of APQC, (ii) fix the structure of the Merger as described in Recital D, (iii) replace the valuation milestone framework with the agreed Closing Valuation, (iv) conform the consideration mechanics accordingly, and (v) restate the remaining provisions of the Existing Agreement in a single instrument.

F.	The Board of Directors of DMAA on August 5, 2026 authorised the negotiation of a Closing Valuation of PAGC not exceeding US$3,000,000,000. Within that authority, the Parties have agreed a Closing Valuation of US$2,850,000,000, being the equity value of PAGC inclusive of APQC and the UltraSolar intellectual property, determined by the Parties on an asset basis. The Closing Valuation is subject to (i) delivery of the Fairness Opinion as a condition to Closing under Section 7.2(e), (ii) the determinations reserved to the independent and disinterested directors of DMAA under Section 6.5, and (iii) the approval of the Board of Directors of DMAA under Section 11.11.

G.	The Parties expect that, subject to final capitalisation at Closing and to redemptions, post-Closing ownership of DMAA will be approximately as set out in Section 3.2.

H.	PAGC and BV Advisory Partners, LLC (“BV”) — the investor holding convertible notes of DMAA and entitled to not less than forty percent (40%) of sponsor-level economics under the Definitive Interim Investment and Sponsor Transition Agreement dated March 23, 2026 — are under common principal ownership. The Parties acknowledge that the Merger accordingly constitutes an affiliated business combination for purposes of DMAA’s governing documents, IPO prospectus commitments and applicable disclosure rules, and that this Agreement carries forward the protections of Section 6.5 in respect thereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

ARTICLE I — DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Agreement” means this Amended and Restated Definitive Merger Agreement, together with all Exhibits and Schedules attached hereto, as may be amended from time to time in accordance with the terms hereof.

“Agreement Date” means the date this Agreement is fully executed by all Parties as reflected on the signature page.

“Allocation Schedule” has the meaning given in Section 3.9.

CONFIDENTIAL — DMAA / PAGC AMENDED AND RESTATED DEFINITIVE MERGER AGREEMENT — BOARD COPY — 2026-09-06 —

“APQC” means APQC Inc, a Delaware corporation (Delaware file number 10751399), referred to as “PQC” in the APQC LOI.

“APQC Acquisition” and “APQC LOI” have the meanings given in Recital C.

“Applicable Law” means any applicable federal, state, local, or foreign law, statute, regulation, rule, ordinance, order, or decree of any Governmental Authority, including the DGCL and the Companies Act (as revised) of the Cayman Islands.

“Available Closing Cash” means the aggregate cash available to DMAA at the Closing, being the funds in the Trust Account after giving effect to all redemptions, applicable taxes and DMAA transaction expenses, plus the gross proceeds of any PIPE funded at or prior to the Closing, computed in accordance with Schedule 3.2.

“Bridge Financing” means the bridge financing extended to PAGC and disclosed in writing to DMAA prior to the Agreement Date, in the principal amount and on the terms set out in Schedule 5.6.

“Business Day” means any day other than a Saturday, Sunday, or a day on which commercial banks in New York, New York are required or authorized to be closed.

“CAGE Code” means the General Services Administration Commercial and Government Entity Code assigned to PAGC evidencing eligibility to contract with the United States federal government, as specified in Exhibit B.

“Certificate of Merger” means the certificate of merger in respect of the Merger to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL.

“Closing” means the consummation of the Merger and all transactions contemplated hereby.

“Closing Date” means the date on which the Closing actually occurs in accordance with Article IV of this Agreement.

“Closing Valuation” means US$2,850,000,000, being the equity value of PAGC (inclusive of APQC) agreed by the Parties for purposes of determining the Merger Consideration, subject to Sections 6.5, 7.2(e) and 11.11.

“Company Fully Diluted Share Number” means, as of immediately prior to the Effective Time: (i) the public shares outstanding after giving effect to all redemptions; plus (ii) the founder shares outstanding (including the founder shares held by the Sponsor and by the officers and directors of DMAA) after giving effect to any forfeitures and surrenders actually completed under Section 2.7; plus (iii) the 430,000 private placement shares (less the 45,092 shares cancelled pursuant to Section 2.7(c)); plus (iv) the 230,000 representative shares; plus (v) the 200,000 shares issued March 11, 2025; plus (vi) the 425,000 Executive Shares; plus (vii) the Domesticated DMAA Common Shares issuable upon conversion of the Domesticated DMAA Rights that remain outstanding as of the Effective Time; plus (viii) the Domesticated DMAA Common Shares issuable upon conversion of any convertible notes and working capital loans outstanding at the Effective Time (calculated at the price required by their terms, using the Reference Price for any market-price mechanic).

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“Debt-Free Condition” means the requirement that PAGC be free of all material indebtedness at Closing, other than the Bridge Financing and ordinary course trade payables, or deliver a payoff and debt satisfaction schedule as set forth in Section 5.6.

“DGCL” means the General Corporation Law of the State of Delaware.

“DMAA” means Drugs Made In America Acquisition Corp., a publicly traded Special Purpose Acquisition Company and the Acquiror hereunder.

“Domesticated DMAA Common Shares” is defined in Section 2.1(a) hereto.

“Domesticated DMAA Rights” is defined in Section 2.1(a) hereto.

“Domesticated DMAA Units” is defined in Section 2.1(a) hereto.

“Domestication” is as defined in Recital D hereto.

“Effective Time” means the time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware (or such later time specified in the Certificate of Merger).

“Executive Shares” means the 250,000 Ordinary Shares issuable in respect of Roger E. Bendelac (via Aleutian Equity Holdings LLC) and the 175,000 Ordinary Shares issuable in respect of Saleem Elmasri (via Titan Advisory Services LLC), in each case as previously approved by DMAA’s board of directors, governed exclusively by the executed agreements disclosed in DMAA’s Form 8-K dated April 22, 2026, and referenced in this Agreement solely for share-count purposes.

“Fairness Opinion” means a written opinion of the Independent Firm, addressed to the Board of Directors of DMAA, to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to DMAA and its shareholders (other than the PAGC Shareholders and their affiliates).

“Governmental Authority” means any federal, state, local, or foreign government or subdivision thereof, or any agency, bureau, board, commission, court, department, official, tribunal, or other instrumentality of government.

“Independent Firm” means the independent financial advisory firm engaged by DMAA pursuant to Section 6.5(a).

“IP Schedule” means the schedule of intellectual property set forth in Exhibit B, including all patents, patent applications, pending patents, software source code, proprietary algorithms, AI/ML models, quantum-resistant security IP and, following the APQC Acquisition, the UltraSolar intellectual property.

“Material Adverse Effect” or “MAE” means any effect, event, development, change, or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition, assets, or liabilities of the relevant Party.

“Maximum Share Number” means 265,116,279 shares of Domesticated DMAA Common Shares, being the quotient of the Closing Valuation divided by US$10.75, rounded down to the nearest whole share.

CONFIDENTIAL — DMAA / PAGC AMENDED AND RESTATED DEFINITIVE MERGER AGREEMENT — BOARD COPY — 2026-09-06 —

“Merger” means the merger of Merger Sub with and into PAGC pursuant to the DGCL, with PAGC as the surviving corporation and a wholly-owned subsidiary of DMAA, on the terms and subject to the conditions of this Agreement.

“Merger Consideration” means the number of Domesticated DMAA Common Shares equal to the Closing Valuation divided by the Reference Price, rounded down to the nearest whole share, which number shall not exceed the Maximum Share Number.

“Merger Sub” means the Delaware corporation to be formed by DMAA as its wholly-owned subsidiary for the purpose of the Merger and to join this Agreement pursuant to Section 2.8.

“Minimum Cash Condition” has the meaning given in Section 7.4(d).

“Ordinary Shares” means the ordinary shares, par value US$0.0001 each, in the capital of DMAA.

“PAGC” means Power Analytics Global Corp, a Delaware corporation and the Target hereunder.

“PAGC Shareholders” means the holders of PAGC capital stock immediately prior to the Effective Time.

“PIPE” means a private investment in public equity financing transaction arranged by or with the assistance of DMAA in connection with the Merger.

“PIPE Investors” means accredited investors and institutional investors participating in any PIPE transaction arranged in connection with the Merger.

“Reference Price” means the greater of (a) US$10.75 and (b) the per share redemption value of the Ordinary Shares determined in connection with the vote by the DMAA shareholders on the Merger.

“Registration Statement” means the registration statement on Form S-4 (or other applicable form) to be filed by DMAA with the SEC in connection with the Merger, including the proxy statement/prospectus forming part thereof.

“SEC” means the United States Securities and Exchange Commission.

“Support Agreements” means the Sponsor Support and Surrender Agreement and the Founder-Holder Support Agreements described in Section 2.7.

“Surviving Corporation” means PAGC as the corporation surviving the Merger in accordance with Section 2.1.

“Target” means Power Analytics Global Corp (PAGC), as the Target in the Merger.

“Trust Account” means the trust account established by DMAA in connection with its initial public offering, from which funds will be released at Closing.

CONFIDENTIAL — DMAA / PAGC AMENDED AND RESTATED DEFINITIVE MERGER AGREEMENT — BOARD COPY — 2026-09-06 —

ARTICLE II — MERGER STRUCTURE

Section 2.1 The Domestication and the Merger

(a)	Domestication. Subject to receipt of the approval of the shareholders of DMAA, prior to the Effective Time, DMAA shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the parties (the “Certificate of Domestication”), together with the DMAA Certificate of Incorporation, in each case, in accordance with the provisions thereof and Section 388 of the DGCL, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar under the Companies Act (As Revised) (the “Cayman Registrar”) in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. The Certificate of Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholders of DMAA, (i) each then issued and outstanding ordinary share, $0.0001 par value, of DMAA (an “Ordinary Share”) will convert automatically, on a one-for-one basis, into a share of common stock par value $0.0001, per share of DMAA (a “Domesticated DMAA Common Share”); (ii) each then issued and outstanding right of DMAA (a “DMAA Right”) will convert automatically into a right to receive one-eighth (1/8) of one Domesticated DMAA Common Share (a “Domesticated DMAA Right”), pursuant to the Rights Agreement; and (iii) each then issued and outstanding unit of DMAA comprised of one Ordinary Share and DMAA Right (a “DMAA Unit”) shall convert automatically into a unit of DMAA, with each such unit representing one Domesticated DMAA Common Share and one Domesticated DMAA Right (a “Domesticated DMAA Unit”).

(b)	Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into PAGC. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and PAGC shall continue as the Surviving Corporation and as a wholly-owned subsidiary of DMAA. DMAA shall continue as the publicly traded parent company of the Surviving Corporation, and the Domesticated DMAA Common Shares shall be listed on The Nasdaq Stock Market LLC (“Nasdaq”), subject to Section 7.7.

Section 2.2 Single Target

The Merger is a combination with PAGC alone. No additional target joins this Agreement, and the Merger is not cross-conditioned on any other acquisition. For the avoidance of doubt, APQC does not constitute an additional target for these purposes; APQC is acquired by PAGC prior to the Closing and forms part of PAGC at the Effective Time.

Section 2.3 Completion of the APQC Acquisition

PAGC shall use its reasonable best efforts to complete the APQC Acquisition prior to the Closing in accordance with the APQC LOI, and shall deliver to DMAA evidence that (a) Amendment No. 2 to the APQC LOI has been executed by PAGC, APQC and Santosh Kumar, (b) the corporate approvals of APQC adopting the APQC LOI have been passed, and (c) the patents and patent applications comprised in the UltraSolar intellectual property have been assigned to and are held of record by APQC (or, following the APQC Acquisition, by PAGC), with assignments recorded at the United States Patent and Trademark Office and each other applicable patent office. Completion of the APQC Acquisition is a condition to Closing under Section 7.2(d).

Section 2.4 Organizational Documents

At the Effective Time, (a) the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the certificate of incorporation and bylaws of the Surviving Corporation, except that the name of the Surviving Corporation shall be “Power Analytics Global Corp”; and (b) the DMAA Certificate of Incorporation and DMAA Bylaws shall continue in effect, as amended in connection with the Closing to reflect the change of name of DMAA, the post-Closing capitalization and such governance matters as the Parties agree, in each case as approved by the shareholders of DMAA at the meeting referred to in Section 7.5.

CONFIDENTIAL — DMAA / PAGC AMENDED AND RESTATED DEFINITIVE MERGER AGREEMENT — BOARD COPY — 2026-09-06 —

Section 2.5 Directors and Officers

At the Effective Time, (a) the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation; and (b) the board of directors of DMAA shall be reconstituted so as to consist of the individuals designated by PAGC, subject to the independence and committee composition requirements of Nasdaq and Applicable Law, and the officers of DMAA shall be the individuals designated by PAGC, in each case until their successors are duly elected or appointed and qualified. The Parties acknowledge that, as DMAA is a special purpose acquisition company, PAGC is contributing the operating business and management of the combined group, and the post-Closing leadership shall accordingly be drawn from PAGC’s designees.

Section 2.6 Effects of the Merger

At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time all of the properties, rights, privileges, powers, franchises, and interests of PAGC and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities, and duties of PAGC and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Corporation.

Section 2.7 Support Agreements; Sponsor Shares

(a)	The Letter Agreement dated January 7, 2025 among DMAA, Drugs Made In America Acquisition LLC (the “Sponsor”) and the officers and directors of DMAA, and the Sponsor standstill, non-voting and cooperation acknowledgment dated March 18, 2026 (the “Standstill Acknowledgment”), remain in full force and effect. Under the Letter Agreement the Sponsor and each officer and director of DMAA have agreed to vote all Ordinary Shares held by them in favour of the Merger, have waived redemption rights and liquidating distributions in respect of their founder shares and private placement shares, and are subject to the lock-up provisions described therein; the Merger is a business combination for purposes of the Letter Agreement.

(b)	DMAA shall use reasonable best efforts, consistent with the Standstill Acknowledgment and with any order of any court affecting the Sponsor or its principals, to obtain from the Sponsor and from the other holders of founder shares, on a voluntary basis, the surrender or forfeiture of founder shares and private placement rights, and the earnout vesting of retained founder shares, contemplated by Sections 2.1 and 2.2 of Omnibus Amendment No. 3. Nothing in this Agreement requires the Sponsor, any holder of founder shares or DMAA to effect any transfer, surrender or forfeiture in breach of any such order, and the obtaining of any such surrender, forfeiture or earnout arrangement is not a condition to the Closing. The Company Fully Diluted Share Number shall be computed on the basis of the founder shares actually outstanding at the Effective Time after giving effect to any such arrangements actually completed.

(c)	DMAA shall use reasonable best efforts to procure the cancellation, at or prior to the Effective Time, of the 45,092 private placement shares corresponding to the unpaid portion of the Sponsor’s private placement subscription, and the Company Fully Diluted Share Number shall be computed after giving effect to any such cancellation actually completed.

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(d)	DMAA may, prior to the Closing and in consultation with PAGC, pursue a tender offer, exchange offer or consent solicitation in respect of the DMAA Rights, funded from sources other than the Trust Account, consistent with Section 2.3 of Omnibus Amendment No. 3. Any DMAA Rights outstanding at the Effective Time shall be treated as provided in Section 2.1(a)(ii).

Section 2.8 Formation of Merger Sub; Joinder

As promptly as practicable after the Agreement Date and in any event prior to the filing of the Registration Statement, DMAA shall (a) incorporate Merger Sub as a Delaware corporation and its wholly-owned subsidiary, (b) cause Merger Sub to adopt this Agreement and approve the Merger by resolution of its board of directors and of DMAA as its sole stockholder, and (c) cause Merger Sub to execute and deliver to PAGC a joinder to this Agreement in the form of Schedule 2.8, whereupon Merger Sub shall be bound by this Agreement as a Party. Until the joinder is delivered, DMAA shall be responsible for the performance of each obligation of Merger Sub hereunder.

ARTICLE III — CONSIDERATION AND EXCHANGE

Section 3.1 Conversion of the Capital Stock of the Parties

(a)	Conversion of PAGC Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any holder:

(i)	each share of PAGC capital stock (of every class and series) issued and outstanding immediately prior to the Effective Time (other than shares held in treasury or by DMAA or Merger Sub (“Excluded Shares”), which shall be cancelled without consideration or shares held by stockholders who exercise dissenters rights of appraisal under the DGCL (“Dissenting Shares”) which shall be entitled to receive such amounts as specified in subsection (iii) below) shall be cancelled and extinguished and converted into the right to receive the portion of the Merger Consideration allocated to such share in the Allocation Schedule;

(ii)	each option, warrant, convertible security or other right to acquire PAGC capital stock outstanding immediately prior to the Effective Time shall be treated as set out in the Allocation Schedule, and no such right shall survive the Effective Time except as expressly provided therein;

(iii)	Each Dissenting Share owned by Stockholders who have validly exercised and not effectively withdrawn or lost their appraisal rights in connection with the Merger pursuant to Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL, unless and until such Dissenting Stockholder effectively waives, withdraws its demand for, or otherwise loses his, her or its appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares; provided, however, if, after the Effective Time, such Stockholder fails to perfect, waives, withdraws, or loses his, her or its appraisal rights pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Company Common Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance herewith, without interest thereon; .and

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(iv)	from and after the Effective Time, the PAGC Shareholders shall cease to have any rights as shareholders of PAGC other than the right to receive the Merger Consideration in accordance with this Article III.

(b)	Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of DMAA, the Merger Sub, PAGC or the stockholders, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into a share of common stock, par value $0.0001 of the Surviving Corporation. Each certificate evidencing ownership of shares of capital stock of Merger Sub shall, as of the Effective Time, evidence ownership of shares of common stock of the Surviving Corporation.

(c)	Conversion of DMAA Securities. Immediately prior to the Effective Time of the Merger, all outstanding Domesticated DMAA Units shall be automatically separated into one Domesticated DMAA Common Share and one Domesticated DMAA Right.

Section 3.2 Merger Consideration; Ownership

(a)	The aggregate consideration payable to the PAGC Shareholders is the Merger Consideration, being a number of Domesticated DMAA Common Shares equal to the Closing Valuation of US$2,850,000,000 divided by the Reference Price, rounded down to the nearest whole share. Because the Reference Price is not less than US$10.75, the Merger Consideration shall in no event exceed the Maximum Share Number of 265,116,279 Domesticated DMAA Common Shares.

(b)	If the per share redemption value of the Ordinary Shares as determined as of two business days prior to the vote on the Merger exceeds US$10.75, the Merger Consideration shall be reduced accordingly and the Parties shall, not later than three (3) Business Days prior to the Closing, agree in writing the final Reference Price and the resulting Merger Consideration.

(c)	Immediately following the Effective Time, and before giving effect to any PIPE and to any equity incentive plan adopted in connection with the Closing, the respective percentages of the outstanding Domesticated DMAA Common Shares held by the former PAGC Shareholders and by the existing holders shall be those resulting from the Merger Consideration and the Company Fully Diluted Share Number, each as finally determined under Section 3.2(d) and Exhibit A.

(d)	Not later than three (3) Business Days prior to the Closing, DMAA shall deliver to PAGC a certificate of its Chief Financial Officer setting out the Company Fully Diluted Share Number, computed in accordance with Exhibit A on the basis of the records of DMAA’s transfer agent as of the record date for the Merger vote and after giving effect to all redemptions, and PAGC shall deliver the Allocation Schedule under Section 3.9. The final Reference Price, Merger Consideration and Company Fully Diluted Share Number shall be recorded in the closing statement executed by the Parties at the Closing.

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Section 3.3 Conversion of Merger Sub Stock

At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding capital stock of the Surviving Corporation and shall be held by DMAA.

Section 3.4 PIPE; Dilution

DMAA shall have the right, in its sole discretion, to structure, negotiate and execute any PIPE, and shall consult PAGC in good faith regarding its material terms. No PIPE shall be entered into on terms materially adverse to PAGC, taking into account market conditions. Domesticated DMAA Common Shares issued to PIPE Investors shall be issued in addition to the Merger Consideration, and any PIPE shall dilute all holders of Domesticated DMAA Common Shares, including the former PAGC Shareholders, on a pro rata basis unless otherwise agreed in writing. Nothing in this Section 3.4 modifies the Minimum Cash Condition or the adjustment provisions of Schedule 3.2.

Section 3.5 No Fractional Shares

No fractional Domesticated DMAA Common Shares shall be issued in connection with the Merger. The number of Domesticated DMAA Common Shares issuable to each PAGC Shareholder shall be rounded down to the nearest whole share, and no cash or other consideration shall be paid in lieu of any fractional share.

Section 3.6 Trust Account Release

At the Effective Time, DMAA shall cause the release of all amounts held in the Trust Account (net of applicable taxes, redemptions, and DMAA transaction expenses) for the general business purposes of DMAA and the Surviving Corporation following the Closing. In no event shall PAGC or its affiliates have any claim against the Trust Account prior to the Effective Time except as expressly set forth herein.

Section 3.7 Exchange Procedures

Prior to the Closing, DMAA shall appoint its transfer agent or another bank or trust company reasonably acceptable to PAGC to act as exchange agent (the “Exchange Agent”). At the Effective Time, DMAA shall deposit with the Exchange Agent, for the benefit of the PAGC Shareholders, the Merger Consideration in book-entry form. Each PAGC Shareholder shall be entitled to receive its portion of the Merger Consideration upon delivery to the Exchange Agent of a duly executed letter of transmittal in customary form and surrender of any certificates representing PAGC capital stock (or an affidavit of loss in lieu thereof).

Section 3.8 Withholding

Each of DMAA, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts as are required to be deducted and withheld under applicable tax law. Amounts so withheld and remitted to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such withholding was made.

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Section 3.9 Allocation Schedule

Not later than ten (10) Business Days prior to the Closing Date, PAGC shall deliver to DMAA a schedule (the “Allocation Schedule”) setting forth, as of immediately prior to the Effective Time, (a) each PAGC Shareholder, the number and class of PAGC shares held, and the portion of the Merger Consideration (in whole Domesticated DMAA Common Shares) allocable to such holder, and (b) the treatment of each option, warrant, convertible security or other right referred to in Section 3.1(b). The Allocation Schedule shall be prepared in accordance with PAGC’s organizational documents and Applicable Law, shall allocate the entire Merger Consideration and no more, and shall be accompanied by a certificate of the chief executive officer of PAGC to that effect. DMAA and the Exchange Agent shall be entitled to rely on the Allocation Schedule without inquiry, and PAGC (and, following the Closing, the PAGC Shareholders in accordance with Article IX) shall be responsible for any claim arising from any inaccuracy in it.

ARTICLE IV — CLOSING

Section 4.1 Closing Date

The Closing shall take place on the date that is three (3) Business Days after all conditions to Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date is agreed to in writing by the Parties (the “Closing Date”). The Closing shall take place at such time and place as the Parties may mutually agree, including by remote electronic means.

Section 4.2 Actions at Closing

At the Closing, the following actions shall occur, each of which shall be deemed to occur simultaneously:

(a)	The Parties shall execute and deliver all documents, certificates, and instruments required by Article VII;

(b)	DMAA shall cause the release of the funds in the Trust Account in accordance with Section 3.6;

(c)	PAGC shall deliver the evidence of completion of the APQC Acquisition required by Sections 2.3 and 7.2(d), and the Allocation Schedule required by Section 3.9;

(d)	PAGC and Merger Sub shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware;

(e)	DMAA and PAGC shall execute and deliver all officer certificates, bring-down certificates, legal opinions, and other closing deliverables as set forth in Article VII; and

(f)	DMAA shall cause the Exchange Agent to issue the Merger Consideration to the PAGC Shareholders in accordance with Article III.

Section 4.3 Post-Closing Status of DMAA

The Parties recognize that DMAA is subject to redemption mechanics, extension requirements, and listing obligations, and agree to cooperate in good faith to structure the transaction accordingly. Immediately following the Effective Time, DMAA’s status as a blank check company shall terminate and DMAA shall operate as a publicly traded holding company of the Surviving Corporation on Nasdaq under such name and ticker symbol as its board of directors determines.

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ARTICLE V — REPRESENTATIONS AND WARRANTIES OF PAGC

PAGC hereby represents and warrants to DMAA and Merger Sub as of the Agreement Date and as of the Closing Date as follows:

Section 5.1 Organization and Good Standing

PAGC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease, and operate its properties and to conduct its business as currently conducted.

Section 5.2 Authorization and Binding Obligation

The execution, delivery, and performance of this Agreement by PAGC have been duly authorized by all necessary corporate action, subject only to the approval of the PAGC Shareholders referred to in Section 7.4(b). This Agreement constitutes the legal, valid, and binding obligation of PAGC, enforceable against PAGC in accordance with its terms, subject to applicable bankruptcy, insolvency, and equitable principles.

Section 5.3 Capitalization

The authorized, issued, and outstanding equity interests of PAGC as of the Agreement Date are as set forth in the capitalization certificate of PAGC delivered to DMAA on the Agreement Date (the “PAGC Capitalization Certificate”). All outstanding equity interests of PAGC are duly authorized, validly issued, fully paid, and non-assessable, and have been issued in compliance with Applicable Law. Except as set forth in the PAGC Capitalization Certificate, there are no outstanding options, warrants, convertible securities or other rights to acquire equity interests of PAGC.

Section 5.4 Intellectual Property

(a)	To PAGC’s knowledge and in all material respects, PAGC owns or has the right to use all Intellectual Property necessary to conduct its business as currently conducted and as proposed to be conducted following the Effective Time.

(b)	To PAGC’s knowledge and in all material respects, the IP Schedule (Exhibit B) sets forth a complete and accurate list of all material Intellectual Property, including all patents (issued and pending), patent applications, registered trademarks, software source code, proprietary algorithms, AI/ML models, and quantum-resistant security IP.

(c)	To PAGC’s knowledge and in all material respects, all patents and patent applications in the IP Schedule are owned by PAGC, either granted, applied for, or patent-pending, and PAGC has taken commercially reasonable steps to protect and preserve all such Intellectual Property.

(d)	To PAGC’s knowledge and in all material respects, PAGC’s use of its Intellectual Property does not infringe upon or misappropriate any third-party intellectual property rights.

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(e)	As of the Closing Date, the UltraSolar intellectual property and the other intellectual property to be acquired in the APQC Acquisition are owned by APQC (or by PAGC) free of any interest of PolariQon or any other third party, and all assignments thereof have been recorded as required by Section 2.3.

Section 5.5 GSA CAGE Code

To PAGC’s knowledge and in all material respects, PAGC possesses a valid and active GSA CAGE Code, evidencing eligibility to enter into contracts with United States federal government agencies. True and accurate documentation of such CAGE Code registration is included in Exhibit B.

Section 5.6 Debt-Free Condition

As of the Closing Date, PAGC shall be free of all material funded indebtedness, including bank loans, notes payable, lines of credit, convertible notes, and capital lease obligations, except for (a) the Bridge Financing, and (b) ordinary course trade payables arising in the normal course of business. To the extent any other such indebtedness exists, PAGC shall deliver a complete payoff and debt satisfaction schedule as Schedule 5.6 at Closing, evidencing the payoff or satisfaction of all such obligations at or prior to the Effective Time.

Section 5.7 Material Contracts

PAGC has made available to DMAA true, correct, and complete copies of each contract to which PAGC is a party that is material to its business (each, a “Material Contract”), including the APQC LOI and the Bridge Financing documents. Each Material Contract is valid, binding, and enforceable against PAGC in accordance with its terms, and PAGC is not, and to PAGC’s knowledge no counterparty is, in material default thereunder.

Section 5.8 Financial Statements

PAGC has made available, or will make available prior to the filing of the Registration Statement, true, correct, and complete copies of PAGC’s financial statements for the periods required to be included in the Registration Statement, audited by an independent registered public accounting firm in accordance with PCAOB standards where so required. Such financial statements have been (or will have been) prepared in accordance with GAAP, consistently applied, and fairly present in all material respects the financial condition and results of operations of PAGC as of their respective dates and for the periods indicated.

Section 5.9 Absence of Material Adverse Effect

Since the date of PAGC’s most recent financial statements, there has been no event, change, effect, development, or occurrence that has had, or would reasonably be expected to have, a Material Adverse Effect on PAGC.

Section 5.10 Compliance with Laws

PAGC is and has been in material compliance with all Applicable Laws and has not received written notice of any actual or threatened violation thereof. PAGC holds all material licenses, permits, certifications, and authorizations required to conduct its business.

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Section 5.11 Litigation

There is no pending or, to PAGC’s knowledge, threatened action, suit or proceeding against PAGC that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect, or that challenges or seeks to prevent, restrain, enjoin, or otherwise interfere with the consummation of the transactions contemplated by this Agreement.

Section 5.12 Brokers

No broker, investment banker, financial advisor, or other person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PAGC, other than as disclosed in writing to DMAA prior to the Agreement Date.

Section 5.13 APQC Acquisition

The APQC LOI is in full force and effect. Amendment No. 2 to the APQC LOI has been (or, prior to the Closing, will have been) duly executed by PAGC, APQC and Santosh Kumar, and APQC has duly adopted and ratified the APQC LOI. PAGC has paid all amounts due under the APQC LOI as of the Agreement Date, and has disclosed to DMAA in writing the recipient of each such payment. To PAGC’s knowledge, no fact or circumstance exists that would reasonably be expected to prevent completion of the APQC Acquisition prior to the Outside Date.

ARTICLE VI — REPRESENTATIONS AND WARRANTIES OF DMAA

DMAA and Merger Sub hereby represent and warrant to PAGC as of the Agreement Date and as of the Closing Date as follows:

Section 6.1 Organization and Good Standing

DMAA is an exempted company duly incorporated, validly existing, and in good standing under the laws of the Cayman Islands, and has all requisite corporate power and authority to own, lease, and operate its properties and to conduct its business as currently conducted. From and after its formation, Merger Sub will be a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, formed solely for the purpose of the Merger, and will have conducted no other business.

Section 6.2 Authorization and Binding Obligation

The execution, delivery, and performance of this Agreement by DMAA and Merger Sub have been duly authorized by all necessary corporate action, subject only to the approval of the shareholders of DMAA referred to in Section 7.5 and to Section 11.11. This Agreement constitutes the legal, valid, and binding obligation of each of DMAA and Merger Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, and equitable principles.

Section 6.3 SPAC Status and Trust Account

DMAA is a special purpose acquisition company formed for the purpose of consummating a business combination. As of the Agreement Date, the Trust Account holds funds in the amount set forth in DMAA’s most recent SEC filings. Subject only to permitted redemptions and applicable taxes, the Trust Account funds will be available for release at Closing in accordance with the trust agreement governing the Trust Account.

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Section 6.4 SEC Compliance

DMAA has timely filed all reports, schedules, forms, statements, and other documents required to be filed with or furnished to the SEC. As of the date of filing, all such filings complied in all material respects with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934.

Section 6.5 Independent Firm; Independent Directors; Affiliation Inquiry

In light of the common principal ownership described in Recital H: (a) it shall be a condition to DMAA’s obligation to consummate the Merger set forth in Section 7.2(e) hereto that DMAA’s board of directors shall have received an opinion of an independent investment banking firm or independent valuation firm, in customary form, to the effect that the Merger Consideration is fair, from a financial point of view, to DMAA (and/or its unaffiliated shareholders) (the Independent Firm having been engaged for that purpose prior to the Agreement Date); (b) each determination, consent, waiver, or amendment on the part of DMAA under Recital F, Articles II and III, Sections 7.2(e) and 7.4(d), Article VIII and Section 11.11 shall be made by, or at the direction of, DMAA’s independent and disinterested directors; (c) PAGC shall deliver, within 10 Business Days after the Agreement Date (to the extent not previously delivered), a schedule of all direct and indirect ownership, economic, and contractual relationships between (x) PAGC and its officers, directors, and 5% holders and (y) BV, its principals, and their affiliates, which schedule shall be updated through Closing and disclosed in the Registration Statement; and (d) the affiliation described in Recital H shall be disclosed in the Form 8-K reporting this Agreement and prominently in the Registration Statement.

Section 6.6 No Claim Against Trust

Except as expressly provided herein, PAGC shall have no claim against the Trust Account prior to the Effective Time. DMAA shall not permit any claims against the Trust Account other than those expressly authorized pursuant to this Agreement or the trust agreement.

Section 6.7 Absence of Material Adverse Effect

Since DMAA’s most recent financial statements, there has been no event, change, or occurrence that has had, or would reasonably be expected to have, a Material Adverse Effect on DMAA.

Section 6.8 Brokers

No broker, investment banker, financial advisor, or other person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DMAA, other than the Independent Firm and as otherwise disclosed in writing to PAGC.

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ARTICLE VII — COVENANTS AND CONDITIONS

Section 7.1 Pre-Closing Covenants of PAGC

From the Agreement Date through the Closing Date (or the earlier termination of this Agreement), PAGC shall:

(a)	Conduct its business in the ordinary course consistent with past practice;

(b)	Use commercially reasonable efforts to preserve intact its business organization, assets, and key relationships;

(c)	Promptly notify DMAA of any Material Adverse Effect or threatened Material Adverse Effect;

(d)	Cooperate fully with DMAA in connection with the preparation and filing of the Registration Statement, including by furnishing the financial statements referred to in Section 5.8 and all information concerning PAGC and APQC required to be included therein;

(e)	Complete the APQC Acquisition in accordance with Section 2.3, and not amend, waive or terminate the APQC LOI without the prior written consent of DMAA;

(f)	Not incur indebtedness other than the Bridge Financing and ordinary course trade payables, and not issue equity interests or rights to acquire equity interests other than as set forth in the PAGC Capitalization Certificate; and

(g)	Use commercially reasonable efforts to satisfy all conditions to Closing set forth in Sections 7.2 and 7.4.

Section 7.2 Conditions to DMAA’s Obligation to Close

DMAA’s obligation to consummate the Merger is subject to the satisfaction (or written waiver by DMAA) of each of the following conditions at or prior to the Closing Date:

(a)	Representations and Warranties True and Correct: All representations and warranties of PAGC set forth in Article V shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date);

(b)	Covenants Performed: PAGC shall have performed or complied in all material respects with all of its covenants and obligations under this Agreement;

(c)	No Material Adverse Effect: No Material Adverse Effect shall have occurred with respect to PAGC between the Agreement Date and the Closing Date;

(d)	APQC Acquisition: The APQC Acquisition shall have been completed, such that PAGC owns one hundred percent (100%) of the issued and outstanding capital stock of APQC, and the patents and patent applications comprised in the UltraSolar intellectual property shall have been assigned to and be held of record by APQC (or PAGC), with such assignments recorded at the United States Patent and Trademark Office and each other applicable patent office, and PAGC shall have delivered to DMAA the evidence required by Section 2.3;

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(e)	Fairness Opinion: The Independent Firm shall have delivered the Fairness Opinion to the Board of Directors of DMAA, and such opinion shall not have been withdrawn, revoked or materially modified;

(f)	Debt-Free Condition: PAGC shall have satisfied the Debt-Free Condition, or shall have delivered a fully executed payoff and debt satisfaction schedule as Schedule 5.6 evidencing the satisfaction of all material indebtedness other than the Bridge Financing;

(g)	IP Condition: PAGC shall have delivered the complete IP Schedule (Exhibit B), confirming that all material Intellectual Property (including software source code, proprietary algorithms, AI/ML models, quantum-resistant security IP and the UltraSolar intellectual property) is either fully patented, patent-pending, or subject to pending patent applications, or is otherwise owned by PAGC;

(h)	CAGE Code Condition: PAGC shall have delivered evidence of a valid and active GSA CAGE Code (included in Exhibit B);

(i)	Regulatory Approvals: All necessary governmental and regulatory approvals required to consummate the Merger shall have been obtained;

(j)	Allocation Schedule: PAGC shall have delivered the Allocation Schedule in accordance with Section 3.9; and

(k)	Officer Certificate: PAGC shall have delivered to DMAA an officer certificate dated as of the Closing Date certifying as to the matters in subsections (a), (b), (c), (d), (f), (g), (h) and (j) above.

Section 7.3 Conditions to PAGC’s Obligation to Close

PAGC’s obligation to consummate the Merger is subject to the satisfaction (or written waiver by PAGC) of each of the following conditions at or prior to the Closing Date:

(a)	Representations and Warranties True and Correct: All representations and warranties of DMAA and Merger Sub set forth in Article VI shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date;

(b)	Covenants Performed: DMAA and Merger Sub shall have performed or complied in all material respects with all of their covenants and obligations under this Agreement;

(c)	Stock Exchange Listing: The Domesticated DMAA Common Shares (including the Domesticated DMAA Common Shares comprising the Merger Consideration) shall have been approved for listing on Nasdaq, subject only to official notice of issuance; and

(d)	No Material Adverse Effect: No Material Adverse Effect shall have occurred with respect to DMAA between the Agreement Date and the Closing Date.

Section 7.4 Mutual Conditions to Closing

The obligations of each Party to consummate the Merger shall be subject to the satisfaction of the following mutual conditions, which may be waived only by written consent of both DMAA and PAGC:

(a)	No Injunction: No Governmental Authority shall have enacted or entered any order, judgment, decree, or injunction prohibiting or restraining the consummation of the transactions contemplated hereby;

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(b)	Required Approvals: The approval of the shareholders of DMAA referred to in Section 7.5 and the approval of the PAGC Shareholders required under the DGCL and PAGC’s organizational documents shall have been obtained;

(c)	Registration Statement: The Registration Statement shall have been declared effective by the SEC and shall not be subject to any stop order or proceeding seeking a stop order;

(d)	Minimum Cash Condition: Available Closing Cash shall be not less than US$15,000,000 (the “Minimum Cash Condition”). The Parties acknowledge a target level of Available Closing Cash of US$30,000,000, and agree that if Available Closing Cash is less than that target the execution-plan adjustments set out in Schedule 3.2 shall apply. For the avoidance of doubt, the Closing Valuation and the Merger Consideration are fixed by Section 3.2 and are not subject to adjustment by reference to Available Closing Cash; and

(e)	Certificate of Merger: The Certificate of Merger shall be ready for filing with the Secretary of State of the State of Delaware.

Section 7.5 DMAA Shareholder Approval

DMAA shall use commercially reasonable efforts to obtain the required approval of its shareholders for the Domestication, the Merger, the issuance of the Merger Consideration, the amendment of its Memorandum and Articles of Association contemplated by Section 2.4 and the other matters requiring shareholder approval under Applicable Law and the rules of Nasdaq, including by filing the Registration Statement with the SEC in a timely manner and convening a duly noticed extraordinary general meeting of its shareholders. PAGC shall cooperate in the preparation and filing of the Registration Statement and provide all required information regarding PAGC for inclusion in the Registration Statement, including, but not limited to the financial statements of PAGC prepared and audited in accordance with the standards of the PCAOB.

Section 7.6 PIPE Financing

DMAA may, in its discretion, seek to arrange and close one or more PIPE transactions on terms reasonably acceptable to PAGC. DMAA shall keep PAGC reasonably informed of the status of PIPE discussions and shall not agree to PIPE terms materially adverse to PAGC. The closing of any PIPE is not a condition to the Closing.

Section 7.7 Nasdaq Listing

DMAA shall use its reasonable best efforts to cause the Domesticated DMAA Common Shares comprising the Merger Consideration to be approved for listing on Nasdaq prior to the Closing, and to maintain the listing of the Ordinary Shares on Nasdaq through the Closing, including by satisfying any initial listing requirements applicable to DMAA following the Closing. PAGC shall furnish all information concerning PAGC, APQC and their respective officers and directors reasonably required for that purpose.

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Section 7.8 Registration Statement

As promptly as practicable after the Agreement Date, DMAA shall prepare and file with the SEC the Registration Statement, which shall register the offer and issuance of a number of Domesticated DMAA Common Shares equal to the Maximum Share Number. Each Party shall furnish all information concerning itself required for inclusion in the Registration Statement, shall respond promptly to SEC comments, and shall use commercially reasonable efforts to have the Registration Statement declared effective as promptly as practicable.

ARTICLE VIII — TERMINATION RIGHTS

Section 8.1 Termination by Mutual Consent

This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of DMAA and PAGC.

Section 8.2 Termination by Either Party

This Agreement may be terminated by either DMAA or PAGC, by written notice to the other, if:

(a)	Outside Date: The Closing shall not have occurred on or before April 29, 2027 (the “Outside Date”), as may be extended by mutual written agreement of the Parties; provided, however, that the terminating Party is not in material breach of this Agreement;

(b)	Legal Prohibition: Any Governmental Authority shall have enacted, issued, or entered any final, non-appealable order, decree, or injunction permanently prohibiting the consummation of the Merger; or

(c)	Shareholder Approval Failure: The shareholders of DMAA fail to approve the Merger at the duly convened extraordinary general meeting (including any adjournment thereof).

Section 8.3 Termination by DMAA

DMAA may terminate this Agreement, by written notice to PAGC, if:

(a)	Available Closing Cash is reasonably expected to be insufficient to support execution of the business plan;

(b)	required financing cannot be reasonably secured;

(c)	the transaction is not reasonably capable of completion;

(d)	PAGC has breached any representation, warranty, covenant, or agreement in this Agreement, which breach would cause the conditions set forth in Section 7.2 not to be satisfied, and which breach is incapable of being cured, or has not been cured within thirty (30) calendar days after DMAA’s written notice thereof;

(e)	the APQC Acquisition has not been completed on or before December 31, 2026, or the APQC LOI has been terminated; or

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(f)	the Independent Firm has notified DMAA in writing that it is unable to deliver the Fairness Opinion, or the Fairness Opinion is withdrawn.

Section 8.4 Termination by PAGC

PAGC may terminate this Agreement, by written notice to DMAA, if:

(a)	Available Closing Cash is reasonably expected to be insufficient to support execution of the business plan;

(b)	required financing cannot be reasonably secured;

(c)	the transaction is not reasonably capable of completion;

(d)	DMAA has breached any representation, warranty, covenant, or agreement in this Agreement, which breach would cause the conditions set forth in Section 7.3 not to be satisfied, and which breach is incapable of being cured, or has not been cured within thirty (30) calendar days after PAGC’s written notice thereof; or

(e)	the Minimum Cash Condition is not satisfied at the Closing and DMAA has not waived it in writing in a manner binding on PAGC under Schedule 3.2.

Section 8.5 Effect of Termination

In the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than this Section 8.5, Section 6.6 and Articles IX, X and XI) shall become void and have no effect, without any liability on the part of any Party or its directors, officers, employees, agents, advisors, or shareholders; provided, however, that no such termination shall relieve any Party of liability for willful breach or fraud.

ARTICLE IX — INDEMNIFICATION

Section 9.1 Indemnification by PAGC

Subject to the limitations set forth in this Article IX, PAGC (and, following the Effective Time, the PAGC Shareholders severally in proportion to the Merger Consideration received by them) shall indemnify, defend, and hold harmless DMAA and its affiliates, directors, officers, employees, agents, successors, and assigns (collectively, the “DMAA Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, costs, and expenses (including reasonable legal fees) (collectively, “Losses”) arising out of or relating to:

(a)	Any breach of any representation or warranty made by PAGC in this Agreement;

(b)	Any breach of any covenant or agreement made by PAGC in this Agreement; or

(c)	Any failure by PAGC to satisfy the Debt-Free Condition, any inaccuracy in the Allocation Schedule, or any failure to deliver the IP Schedule in the form and substance required.

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Section 9.2 Indemnification by DMAA

Subject to the limitations set forth in this Article IX, DMAA shall indemnify, defend, and hold harmless PAGC and its affiliates, directors, officers, employees, agents, successors, and assigns (collectively, the “PAGC Indemnified Parties”) from and against any Losses arising out of or relating to:

(a)	Any breach of any representation or warranty made by DMAA or Merger Sub in this Agreement; or

(b)	Any breach of any covenant or agreement made by DMAA or Merger Sub in this Agreement.

Section 9.3 Indemnification Limitations

(a)	Survival Period: The representations and warranties set forth in Articles V and VI shall survive the Closing for a period of eighteen (18) months (the “Survival Period”), except that (i) Fundamental Representations (including organization, authorization, capitalization and title, and Section 5.13) shall survive indefinitely, and (ii) representations relating to tax matters shall survive until sixty (60) days after the expiration of the applicable statute of limitations.

(b)	Deductible: No indemnification shall be payable for Losses until the aggregate amount of all Losses exceeds Five Hundred Thousand United States Dollars (US$500,000) (the “Deductible”), after which the indemnifying party shall be responsible for all Losses in excess of the Deductible, up to the Cap.

(c)	Cap: The maximum aggregate liability of any Party for indemnification under this Article IX shall not exceed fifteen percent (15%) of the Closing Valuation, being US$427,500,000 (the “Cap”), except for indemnification claims arising from fraud, willful misconduct, or breaches of Fundamental Representations, which shall not be subject to the Cap.

(d)	Manner of Payment: Any indemnification payable by the PAGC Shareholders following the Closing shall be satisfied, at the election of the PAGC Shareholder concerned, in cash or by the surrender for cancellation of Domesticated DMAA Common Shares valued at the Reference Price.

Section 9.4 Indemnification Procedure

Any party seeking indemnification (the “Indemnified Party”) shall promptly notify the indemnifying party in writing of any claim for indemnification, specifying in reasonable detail the nature and amount of the Losses claimed. The indemnifying party shall have the right, at its option, to assume and control the defense of any third-party claim with counsel reasonably acceptable to the Indemnified Party.

ARTICLE X — GOVERNING LAW AND DISPUTE RESOLUTION

Section 10.1 Governing Law

This Agreement, and all claims or causes of action (whether in contract, tort, or statute) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, performance, or breach of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, the internal corporate affairs of DMAA, as a Cayman Islands exempted company, shall be governed by the laws of the Cayman Islands to the extent required by Applicable Law.

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Section 10.2 Jurisdiction and Venue

Each of the Parties hereby irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested solely in the federal courts, the United States District Court for the District of Delaware) for the purpose of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue in such courts and any claim that any such proceeding has been brought in an inconvenient forum.

Section 10.3 Waiver of Jury Trial

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.4 Dispute Resolution

In the event of any dispute arising out of or relating to this Agreement, the Parties shall first attempt to resolve the dispute through good-faith negotiations between senior officers of the respective Parties for a period of thirty (30) days (the “Negotiation Period”). If the dispute is not resolved within the Negotiation Period, either Party may submit the dispute to the courts identified in Section 10.2.

ARTICLE XI — GENERAL PROVISIONS

Section 11.1 Notices

All notices, requests, demands, claims, and other communications under this Agreement shall be in writing and shall be deemed to have been duly delivered and received: (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed electronic mail, if sent during normal business hours of the recipient; (c) one (1) Business Day after deposit with a nationally recognized overnight courier; or (d) three (3) Business Days after deposit with the United States Postal Service by certified or registered mail, return receipt requested.

If to DMAA or Merger Sub: Drugs Made In America

Attn: Roger E. Bendelac, Chief Executive Officer

420 Lexington Avenue, Suite 1402, New York, NY 10170

Email: rbendelac@protonmail.com

with a copy (which shall not constitute notice) to: Loeb & Loeb LLP, Attn: Joan S. Guilfoyle, Esq.,

Email: jguilfoyle@loeb.com

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If to PAGC:

Power Analytics Global Corp

Attn: Keith Barksdale, Executive Chairman

903 Hudson Street, Hoboken, NJ 07030

Email: kbarksdale@poweranalytics.com

with a copy (which shall not constitute notice) to such counsel as PAGC may designate by notice to DMAA

Section 11.2 Entire Agreement

This Agreement, together with all Exhibits and Schedules attached hereto and the Support Agreements, constitutes the entire agreement and supersedes all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof, including the Existing Agreement, which is amended and restated in its entirety hereby.

Section 11.3 Amendments

This Agreement may not be amended, modified, or supplemented except by a written instrument executed by all Parties, and, in the case of DMAA, approved by its Board of Directors in accordance with Section 6.5(b).

Section 11.4 Waiver

No waiver by any Party of any breach of any representation, warranty, covenant, or agreement shall be deemed to extend to any prior or subsequent breach or affect or impair any right, power, or privilege of the waiving Party.

Section 11.5 Severability

If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

Section 11.6 Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument. Delivery of an executed counterpart by electronic transmission (including PDF or DocuSign) shall be effective as delivery of a manually executed original counterpart.

Section 11.7 No Third-Party Beneficiaries

This Agreement is for the sole and exclusive benefit of the Parties hereto and their respective permitted successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever, except that the DMAA Indemnified Parties and the PAGC Indemnified Parties are intended beneficiaries of Article IX.

Section 11.8 Assignment

Neither this Agreement nor any rights, interests, or obligations under it may be assigned by any Party without the prior written consent of the other Parties.

CONFIDENTIAL — DMAA / PAGC AMENDED AND RESTATED DEFINITIVE MERGER AGREEMENT — BOARD COPY — 2026-09-06 —

Section 11.9 Specific Performance

Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms. Accordingly, each Party agrees that the other Parties shall be entitled to seek specific performance and injunctive relief to prevent breaches of this Agreement, in addition to any other remedy they may have.

Section 11.10 Further Assurances

Each Party shall use commercially reasonable efforts to execute and deliver such additional documents, instruments, and agreements, and to take such further actions, as may be reasonably requested by the other Parties to carry out and effectuate the purposes and intent of this Agreement.

Section 11.11 Effectiveness; Board Approval

This Agreement shall become effective upon its execution by all Parties following approval by the Board of Directors of DMAA (acting in accordance with Section 6.5(b)) of this Agreement and the Closing Valuation. Until such approval and execution, the Existing Agreement continues in effect in accordance with its terms.

Section 11.12 Amendment and Restatement; No Novation

This Agreement amends and restates the Existing Agreement in its entirety with effect from the Agreement Date. The Parties confirm that (a) this Agreement is not a novation of the Existing Agreement, (b) the Support Agreements and the engagement of the Independent Firm continue in full force and effect and apply to this Agreement as they applied to the Existing Agreement, and (c) the rights and obligations of the Parties in respect of the period prior to the Agreement Date are governed by the Existing Agreement.

CONFIDENTIAL — DMAA / PAGC AMENDED AND RESTATED DEFINITIVE MERGER AGREEMENT — BOARD COPY — 2026-09-06 —

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have caused this Amended and Restated Definitive Merger Agreement to be executed by their respective duly authorized officers as of the date first written above.

DRUGS MADE IN AMERICA

By:	/s/ Roger E. Bendelac	Date: 09/08/2026
Name:	Roger E. Bendelac
Title:	Chief Executive Officer

POWER ANALYTICS GLOBAL CORP

By:	/s/ Keith Barksdale	Date: 09/08/2026
Name:	Keith Barksdale
Title:	Executive Chairman

CONFIDENTIAL — DMAA / PAGC AMENDED AND RESTATED DEFINITIVE MERGER AGREEMENT — BOARD COPY — 2026-09-06 —

EXHIBIT A — CAPITALIZATION

Part 1 — Company Fully Diluted Share Number. The Company Fully Diluted Share Number shall be computed as the sum of the following, as of the Effective Time and on the basis of the records of DMAA’s transfer agent, and certified under Section 3.2(d):

(a)	the public shares outstanding after giving effect to all redemptions in connection with the Merger vote (13,559,770 public shares were outstanding following the redemptions of April 27, 2026);

(b)	the founder shares outstanding, being those held by the Sponsor (4,188,780), by the independent directors Catherine Do, G. Sridhar Prasad and Myron W. Shulgan (300,000 in aggregate), by Glenn Worman (100,000) and by the other initial shareholders of record, in each case less any founder shares surrendered or forfeited under any voluntary arrangement completed under Section 2.7(b);

(c)	the 430,000 private placement shares, less the 45,092 shares if cancelled under Section 2.7(c);

(d)	the 230,000 representative shares;

(e)	the 200,000 shares issued on March 11, 2025;

(f)	the 425,000 Executive Shares;

(g)	the shares issuable upon conversion of the DMAA Rights outstanding at the Effective Time, at one-eighth (1/8) of one share per right (the 23,000,000 public rights and the 430,000 private placement rights, less any rights surrendered or exchanged under Section 2.7); and

(h)	the shares issuable upon conversion of any convertible notes and working capital loans outstanding at the Effective Time, calculated at the conversion price required by their terms, using the Reference Price for any market-price mechanic.

Part 2 — Merger Consideration. The Merger Consideration is the Closing Valuation of US$2,850,000,000 divided by the Reference Price, rounded down to the nearest whole share, and shall not exceed the Maximum Share Number of 265,116,279 Domesticated DMAA Common Shares. The percentage of the outstanding shares held by the former PAGC Shareholders immediately after the Effective Time equals the Merger Consideration divided by the sum of the Merger Consideration and the Company Fully Diluted Share Number, before giving effect to any PIPE and any equity incentive plan.

Part 3 — PAGC Capitalization. The capitalization of PAGC as of the Agreement Date is as set forth in the PAGC Capitalization Certificate, and as of the Effective Time is as set forth in the Allocation Schedule delivered under Section 3.9.

CONFIDENTIAL — DMAA / PAGC AMENDED AND RESTATED DEFINITIVE MERGER AGREEMENT — BOARD COPY — 2026-09-06 —

EXHIBIT B — PAGC INTELLECTUAL PROPERTY SCHEDULE & GSA CAGE CODE

The IP Schedule comprises (a) the schedule of patents, patent applications, registered trademarks, software, proprietary algorithms, AI/ML models and quantum-resistant security intellectual property owned by PAGC, including the PowerPulse quantum-resistant security platform, the Pacbot agentic analytics platform core engine, the AI/ML predictive analytics algorithms, the quantum-resistant cryptographic protocol, the data governance and compliance automation module and the POWER ANALYTICS GLOBAL CORP, PACBOT, POWERPULSE and POWER, PROTECT, PREVENT marks; (b) following the APQC Acquisition, the UltraSolar patents and patent applications, showing APQC Inc as assignee of record and the recordation particulars at each patent office; and (c) PAGC’s GSA CAGE Code and SAM.gov registration, with the registration printout attached.

PAGC delivered the IP Schedule in the form current at the Agreement Date concurrently with this Agreement, and shall deliver the IP Schedule updated to the Closing Date as a condition to Closing under Sections 7.2(g) and 7.2(h). The IP Schedule as so delivered constitutes this Exhibit B for purposes of Sections 5.4 and 5.5.

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SCHEDULE 3.2 — MINIMUM CASH AND ADJUSTMENT PROVISIONS

1. Available Closing Cash. “Available Closing Cash” means, as of the Closing, the sum of: (a) the funds in the Trust Account after giving effect to all redemptions of public shares in connection with the vote on the Merger and the payment of taxes and DMAA transaction expenses payable from the Trust Account; (b) the gross proceeds of any PIPE actually funded at or prior to the Closing; (c) the amount of any reduction of the deferred underwriting fee agreed in writing by the underwriters prior to the Closing; and (d) the proceeds of any credit facility or other financing arranged by DMAA only if and to the extent actually funded at or prior to the Closing. The amount referred to in Section 2.8 of the Existing Agreement (US$1,661,224 of share redemptions payable) is excluded to the extent unpaid.

2. Target and floor. The Parties acknowledge a target level of Available Closing Cash of US$30,000,000. The Minimum Cash Condition in Section 7.4(d) is satisfied if Available Closing Cash is not less than US$15,000,000. The Minimum Cash Condition shall be capable of satisfaction without any proceeds of a facility referred to in paragraph 1(d).

3. No valuation adjustment. The Closing Valuation and the Merger Consideration are fixed by Section 3.2 of the Agreement and are not subject to adjustment by reference to Available Closing Cash.

4. Execution-plan adjustment. If Available Closing Cash is less than US$30,000,000, the Parties shall, prior to the Closing, agree in good faith a revised post-Closing operating budget and use of proceeds for the combined group reflecting the amount actually available, and PAGC shall deliver a certificate of its chief executive officer confirming that the business plan of the combined group is capable of execution on that basis. The remedies of the Parties if Available Closing Cash is less than US$15,000,000 are those in Sections 8.3(a) and 8.4(a) and (e) of the Agreement.

5. Statement. Not later than three (3) Business Days prior to the Closing, DMAA shall deliver to PAGC a written statement of Available Closing Cash, computed in accordance with this Schedule and certified by its chief financial officer, together with reasonable supporting detail.

CONFIDENTIAL — DMAA / PAGC AMENDED AND RESTATED DEFINITIVE MERGER AGREEMENT — BOARD COPY — 2026-09-06 —

SCHEDULE 5.6 — BRIDGE FINANCING AND PAYOFF SCHEDULE

The Bridge Financing is as disclosed in writing by PAGC to DMAA prior to the Agreement Date (lender, principal amount, interest, maturity, conversion terms, if any, and security, if any), which disclosure constitutes this Schedule 5.6. If any other indebtedness of PAGC is to be discharged at or before the Effective Time, PAGC shall deliver the payoff and debt satisfaction schedule required by Section 5.6 at the Closing, which shall be annexed hereto.

CONFIDENTIAL — DMAA / PAGC AMENDED AND RESTATED DEFINITIVE MERGER AGREEMENT — BOARD COPY — 2026-09-06 —

SCHEDULE 2.8 — FORM OF JOINDER OF MERGER SUB

The undersigned, _______________, a Delaware corporation and a wholly-owned subsidiary of Drugs Made In America (“DMAA”), hereby (a) acknowledges receipt of a copy of the Amended and Restated Definitive Merger Agreement dated as of ____________________, 2026 between DMAA and Power Analytics Global Corp (the “Agreement”), (b) agrees to become a Party to the Agreement as “Merger Sub” with effect from the date hereof, and to be bound by and to perform all of the obligations of Merger Sub thereunder, and (c) confirms that its board of directors and DMAA as its sole stockholder have approved the Agreement and the Merger. Capitalized terms have the meanings given in the Agreement.

[MERGER SUB] By: _______________

Name:

Title:

Date:

Acknowledged: DRUGS MADE IN AMERICA By: ________________

POWER ANALYTICS GLOBAL CORP By: _________________

CONFIDENTIAL — DMAA / PAGC AMENDED AND RESTATED DEFINITIVE MERGER AGREEMENT — BOARD COPY — 2026-09-06 —

SCHEDULE 2.7 — SUPPORT AGREEMENTS

1. Letter Agreement dated January 7, 2025 among DMAA, Drugs Made In America Acquisition LLC and the officers and directors of DMAA (Exhibit 10.1 to the Current Report on Form 8-K filed January 30, 2025). 2. Sponsor standstill, non-voting and cooperation acknowledgment dated March 18, 2026. 3. Any voluntary surrender, forfeiture or earnout arrangement obtained under Section 2.7(b), to be listed here upon execution with the holder, the date and the number of founder shares affected.

CONFIDENTIAL — DMAA / PAGC AMENDED AND RESTATED DEFINITIVE MERGER AGREEMENT — BOARD COPY — 2026-09-06 —